Exhibit 5.1 and 23.1

Attorneys at Law 600 Quarrier Street, Charleston, WV 25301 P.O. Box 1386, Charleston, WV 25325-1386 304.347.1100 T (304) 347-1100 F (304) 343-3058

101 South Queen Street

Martinsburg, WV 25401

125 Granville Square, Suite 400

Morgantown, WV 26501

501 Avery Street

Parkersburg, WV 26101

1217 Chapline Street

Wheeling, WV 26003

Southpointe Town Center

1800 Main Street, Suite 200

Canonsburg, PA 15317

480 West Jubal Early Drive, Suite 130

Winchester, VA 22601

March 7, 2023	bowlesrice.com

Board of Directors First Community Bankshares Inc. 29 College Drive Bluefield, Virginia 24605

Ladies and Gentlemen:

We have acted as counsel for First Community Bankshares, Inc., a Virginia corporation (“First Community”), in connection with Registration Statement on Form S-8 (such Registration Statement, as amended or supplemented, the “Registration Statement”) being filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to up to 1,000,000 shares of First Community’s common stock, par value $1.00 per share (the “Shares”) issuable in connection with the First Community Bankshares, Inc. 2022 Omnibus Equity Compensation Plan (the “Plan”).

We have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan (assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan), and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours very truly,

/s/ Bowles Rice LLP